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                               February 25, 1998

Mr. George H. Juetten
5435 Preston Fairway Circle
Dallas, Texas 75252

Dear George:

As you know, on March 24, 1993, Dresser, through a letter from B. D. St. John made certain commitments to you as part of your departure from Price-Waterhouse and acceptance of employment with Dresser. Dresser acknowledges that the representations made are still in effect.

The purpose of this letter is to explain the phrases "unless you are terminated FOR CAUSE and "after five years of SERVICE" which appear in the second paragraph of page two of the March 24th letter but were not adequately explained in that letter.

First, "unless you are terminated for cause", is limited to mean your WILLFUL BREACH OF OR FAILURE TO PERFORM your employment duties. No act, or failure to act, on your part will be deemed "willful" unless done, or committed to be done, by you not in good faith and without reasonable belief that such action or omission was in the best interest of the Company. Finally, your termination cannot be deemed "for cause" unless such designation is approved by the Board of Directors of the Company.

Second, "after five years of service", is inclusive to mean five years of service with Dresser Industries, Inc., but also includes service with any successor-in-interest of Dresser, which may control the interests of Dresser following a Change of Control. Thus, a Change of Control (as defined in the Securities and Exchange act of 1934) will not end your years of service as described in the March 24th letter.

I hope this letter clarifies the intent of Mr. St. John's original letter. If you have any questions regarding this letter, please contact me at your convenience.

                                      Sincerely,

                                      /s/ William E. Bradford

WEB/am

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                                March 24, 1993


Mr. George H. Juetten
5435 Preston Fairway Circle
Dallas, TX  75252

Dear George:

This is to confirm our offer to you to become Vice President - Controller of Dresser Industries, Inc., reporting directly to me.

Your initial annual base salary will be $220,000. In addition, you will participate in our Corporate Incentive Plan. Attached is a copy of the Plan, which is, in effect, for our fiscal year ending October 31, 1993. For 1993, your participation will be prorated based on the number of months you actually work during the fiscal year.

You will also participate in our 1992 Stock Compensation Plan, a copy of which is attached. This Plan provides for the granting of Stock Options, Restricted Stock Options and Performance Stock Units.

The Performance Stock Unit Program currently in effect requires that we achieve an average after tax Return on Equity of 12.5% for the four years ending October 31, 1995. For the cycle currently in effect, you will be awarded on the effective date of your employment a prorata portion of 4,000 units. The proration will be based on the actual number of months you are employed during the forty-eight month period ending October 31, 1995.

Effective with the date of your employment, you will receive a Stock Option for 50,000 shares under the terms of our existing stock option program. In addition, you will be granted a Restricted Stock Option of 10,000 shares. Under this program, the exercise price for the first year is the market value on the date of grant. Thereafter, the exercise price will increase on each anniversary date by 7-1/2% less the current dividend rate of $.60 per year.

You will also become a participant in the Dresser Retirement Plan, with service credit effective on your date of employment. This is a non-contributory plan which provides benefits equal to (a) 1.5% of Final Average Earnings (highest 5 consecutive out of last 10 years of service), LESS (b) 1.43% of the Social Security Benefit at age 65, TIMES (c) your years of credited service up to a maximum of 35 years.

To compensate you for the loss of retirement benefits with your current employer, we will guarantee that your annual pension commencing at age 65 will be no less than $125,000, provided you are employed by Dresser Industries, Inc. for a period of at least 15 years. To the extent that $125,000 exceeds the amount payable from our qualified Pension Plan, a supplemental payment will be made from our Supplemental Executive Retirement Plan or another unfunded program. Through a similar arrangement, we will also guarantee the annual pension of $125,000 commencing at age 65 until you are terminated with cause, (e.g. unsatisfactory job performance, insubordination, failure to adhere to Company policy, etc.) after five years of service.

This letter should not be construed as a guarantee of continued employment.

We are very pleased that you will be joining Dresser and look forward to working with you.

                                   Sincerely,


                                   /s/  Bill St. John